UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[X] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Hubbuch, John J.
   4440 Longfellow Dr.
   Plano, TX  75093
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   02/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   VP/Cont & Chief Acct Ofc-LII
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security          2)Trans-   3.Trans-   4.Securities Acquired(A)  5)Amount of    6)Owner-            7)Nature of
                             action     action     or Disposed of (D)        Securities     ship Form:            Indirect
                             Date       Code               A                 Beneficially   Direct (D)            Beneficial
                             (Month/                       or                Owned at       or Indirect           Ownership
                             Day/Year)  Code  V     Amount D     Price       End of Month   (I)
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
Common Stock, par value      02/12/02   A(1)  V     764    A     $8.2450     119,992        D
$0.01 per share




                                                                 1



Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-    4)Trans-     5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action      action       Securities Acquired (A)           Expiration Date
                               Price of        Date        Code         or Disposed of (D)
                               Derivative                                                                    Date      Expiration
                               Security                    Code   V     A                D                Exercisable      Date
------------------------------------------------------------------------------------------------------------------------------------





Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount        8)Price      9)Number of   10)Ownership        11)Nature of
Security                       action    of Underlying              of Deri-    Derivative    Form of             Indirect
                               Date      Securities                 vative      Securities    Derivative          Beneficial
                                                       Amount or    Security    Beneficially  Security; or        Ownership
                                                       Number of                Owned at      Direct (D)
                  -                      Title         Shares                   End of Month  of Indirect (I)
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



Explanation of Responses:

(1)  Shares of common stock acquired pursuant to Lennox International's Employee Stock Purchase Plan, which is intended to qualify as an 'employee stock purchase plan' under Section 423 of the Internal Revenue Code of 1986, as amended.

-    Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: John J. Hubbuch
DATE 3/8/02